IPA SERVICE AGREEMENT

     This Agreement is dated this 21st day of April, 1998 (the "Effective Date"), by and between WELLCARE OF NEW YORK, INC., a New York business corporation ("WellCare"), and ORANGE-SULLIVAN HEALTH CARE ALLIANCE IPA, INC., a New York business corporation ("IPA").


                              W I T N E S S E T H:

     WHEREAS,  WellCare is a health  maintenance  organization  certified  under
Article 44 of the New York Public Health Law and desires to make primary and specialty physician services available to its IPA Members (as hereinafter defined) in the Service Area (as hereinafter defined);

     WHEREAS, WellCare and the professional service corporation listed on Exhibit A-1 hereto (the "PC") have previously entered into the agreements listed on Exhibit A-2 attached hereto (collectively, the "Prior Agreements"), under which the PC has provided certain health services to Members;

     WHEREAS, the PC has accumulated various liabilities scheduled on Exhibit A-3 in connection with the performance of its obligations under Prior Agreements (such liabilities, the "PC Liabilities");

     WHEREAS, IPA is duly incorporated under the laws of the State of New York as an independent practice association organized to arrange for the delivery of certain primary and specialty health care services and has entered into a written provider agreements with IPA Physicians (as hereinafter defined);

     WHEREAS, WellCare and IPA, as a successor to PC, desire to enter into this Agreement under which IPA shall arrange for the provision of, and be responsible for the payment to IPA Physicians and all other providers who provide, primary and certain specialty health care services to IPA Members; and

     WHEREAS, as a condition to WellCare entering into this Agreement, IPA shall assume the PC Liabilities.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Benefit Plan. A contract, certificate or other Evidence of Coverage issued to each Employer Group and/or Member, that describes the obligations of WellCare to deliver health care services to Members.

     1.2 Coinsurance. A cost sharing arrangement in which the Member is required to pay a specified percentage of the charge directly to the Participating Provider, as specifically provided in the Evidence of Coverage.

     1.3 Commissioner. The Commissioner of the Department of Health of the State of New York.

     1.4 Copayment. A cost sharing arrangement in which the Member pays a specified amount for specific health services such as office visits, outpatient prescriptions, and emergency room visits directly to the Participating Providers, as specifically provided in the Evidence of Coverage. Copayment fees are normally paid at the point of service when the service is rendered.

     1.5 Covered Services. Those health care services that IPA Members are entitled to receive in accordance with the terms and conditions set forth in the applicable Member Benefit Plans. Services which are not Medically Necessary shall not be deemed as Covered Services for purposes of this Agreement or the Member Benefit Plans, except as otherwise provided herein.

     1.6 Deductible. A cost sharing arrangement in which the Member is required to pay a specified amount for Covered Services before WellCare is obligated to pay, as permitted and as specifically provided in the Evidence of Coverage.

     1.7 Emergency. A situation where medical services are required as the result of a medical or behavioral condition the onset of which is sudden, that manifests itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, who possesses an average knowledge of medicine and health, could reasonably expect the absence of immediate medical attention to result in:
(i) placing the health of the person afflicted with such condition or another individual in serious jeopardy; (ii) serious impairment to such person's bodily functions; (iii) serious dysfunction of any bodily organ or part of such person; or (iv) serious disfigurement of such person.

     1.8 Employer Group. An organization, firm or governmental entity that has contracted with WellCare to provide and/or arrange for the provision of health care services for its employees and/or retirees and/or the spouses or children of each.

     1.9 Enrolled Population. The aggregate of all persons who are entitled to receive health care services arranged to be provided by IPA or the other independent practice associations managed by Primergy set forth on Attachment 1.9, annexed hereto and made a part hereof, for any one or


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more product lines (e.g., commercial,  Medicaid) for which IPA agrees to arrange for health care services hereunder.

     1.10 Evidence of Coverage. The document evidencing covered health care services which is issued to each Member.

     1.11 FPA. FPA Medical Management, Inc., a Delaware business corporation.

     1.12 Hospital Piece. Has the meaning ascribed to it in Section 4.1.

     1.13 Hospital Services. Those Medically Necessary acute care inpatient and outpatient services that are Covered Services.

     1.14 Identification Card. Shall mean the card issued by WellCare to each Member which sets forth the Member identification number, which is to be included on any claim form submitted to WellCare for payment.

     1.15 IPA Member. A Member who has selected a PCP as such individual's primary care physician.

     1.16 IPA Member Benefit Plan. A contract, certificate or other Evidence of Coverage issued to each Employer Group and/or Member, that describes the obligations of WellCare to deliver Covered Services to IPA Members, as listed on Attachment 1.16, annexed hereto and made a part hereof, as amended by WellCare from time to time.

     1.17 IPA Member Panel. A list of IPA Members who have chosen a PCP.

     1.18 IPA Physician. Those physicians and entities representing such physicians that have entered into written agreements with IPA to provide Physician Services to IPA Members as listed on Attachment 1.18, annexed hereto and made a part hereof, as amended by IPA quarterly.

     1.19 IPA Service Area. The County of New York State set forth on Attachment 1.19, annexed hereto and made a part hereof.

     1.20 IPA Services. Those Medically Necessary Covered Services that are performed, prescribed or directed by IPA Physicians, or other providers to the extent provided herein, including, but not limited to, Medical Services rendered in an Emergency, other than (i) those enumerated health care services set forth on Attachment 1.20, annexed hereto and made a part hereof, and (ii) Hospital Services.

     1.21 Medically Necessary. Medical, surgical or other treatment which a Member requires for the treatment of illness or bodily injury as determined by WellCare, or its appropriately delegated medical management authority, and that is in compliance with professional and technical standards adopted by the Quality Assurance Committee of WellCare.


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


     1.22 Medical Services. Those Medically Necessary health care services, other than Hospital Services, that are Covered Services.

     1.23 Member. An individual entitled to receive health care services under a Benefit Plan (including but not limited to commercial, New York State Child Health Plus, Medicare and Medicaid lines of business).

     1.24 Option. The option to cause Primergy to merge with and into FPA, granted to FPA pursuant to the Option Agreement, made as of March 4, 1997, between FPA and Primergy, as amended by agreement dated November 20, 1997.

     1.25 Option Termination Event. The first to occur of (i) the date on which FPA notifies Primergy that it relinquishes any and all rights to the Option and
(ii) June 30, 1998, if FPA has not provided Primergy with notice of FPA's desire to exercise the Option prior thereto.

     1.26 Participating Hospital. A licensed hospital that has entered into a Participating Hospital Agreement with WellCare directly or indirectly.

     1.27  Participating   Physician.  A  fully  licensed  physician  or  entity
authorized to practice medicine who has entered into a Participating Physician Agreement with WellCare directly or indirectly.

     1.28 Participating Provider. Participating Physicians and Participating Hospitals and other health care professionals, home health care agencies, optometrists, pharmacies or other providers of health care services who have entered into written agreements with WellCare directly or indirectly.


     1.29 Payment Period. Has the meaning given to such term in Attachment 4.1 hereto.

     1.30 PC. Has the meaning given such term in the recitals to this Agreement.

     1.31 PC Liabilities. Has the meaning given such term in the recitals to this Agreement.

     1.32  PCP.  An IPA  Physician  specializing  in  Family  Practice,  General
Practice, Internal Medicine or Pediatrics who has met the credentialing standards of WellCare for designation as a primary care physician and provides continuity of care to the Member who seeks his/her care by supervising, coordinating and providing initial and basic care and initiating referrals for Specialist care.

     1.33 Policies and Procedures. WellCare's provider manual and all other written standards, policies and procedures adopted by WellCare in connection with the provision of Covered Services to IPA Members, including, but not limited to, those that relate to quality improvement, utilization review (including preauthorization), claims payment review, grievance procedures, coordination of benefits and referral, admission and administrative procedures, as amended from time to time in


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


accordance with Section 2.2 hereof and which, together with all amendments thereto, will be incorporated herein by reference.

     1.34 Primergy. Primergy, Inc., a New York business corporation, that is the sole shareholder of IPA and provides management services to IPA.

     1.35 Prior Agreements. Has the meaning given such term in the recitals to this Agreement.


     1.36 Specialist. A Participating Physician who has contracted with WellCare directly or through IPA to provide Specialty Services upon referral from a PCP, which may also be known as a consultant.

     1.37 Specialty Services. Those IPA Services usually and customarily performed by a Specialist.


                                   ARTICLE II

                     RIGHTS AND RESPONSIBILITIES OF WELLCARE

      2.1 Marketing. WellCare shall use its best efforts to arrange to have IPA Physicians' names, office addresses, telephone numbers and specialties and other similar information included in WellCare's Provider Directory. WellCare shall use its best efforts to market its products in the Service Area and to do so in compliance with the requirements of applicable state and federal laws.


     2.2 Operation of Programs. WellCare shall operate, or WellCare shall delegate to a third party from time to time to the extent consistent with applicable federal, state, local law and regulations and regulatory agency's guidelines, utilization management, quality improvement, health service delivery and preauthorization Policies and Procedures, in consultation with IPA, as well as Member and Participating Provider grievance programs, to assure the delivery of cost effective, quality health care services by IPA Physicians. WellCare shall deliver to IPA simultaneously with the execution and delivery of this Agreement all current Policies and Procedures reasonably necessary to keep IPA Physicians abreast of the policies and programs of WellCare in which they participate, which Policies and Procedures are, and all additions to and amendments thereof shall be, incorporated herein by reference. Additionally, WellCare shall provide IPA with any addition to or amendment of such Policies and Procedures not less than thirty (30) days prior to the effective date of such addition or amendment, during which period WellCare shall consult with IPA regarding any reasonable concerns that IPA might have in connection therewith. Additionally, WellCare shall deliver to IPA (i) copies of all IPA Member Benefit Plans, simultaneously with the execution hereof and (ii) any amendments thereto, not less than thirty (30) days prior to the effective date of such amendments.


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


     2.3 Member Identification Card. WellCare shall furnish to all IPA Members an Identification Card that is to be presented to the Participating Providers prior to the delivery of Covered Services.

     2.4 Claims for Non-Members. In the event Medically Necessary services which are authorized by WellCare are provided to an ineligible person, that ineligible person shall be responsible for payment of such services.

     2.5 IPA Member Panels for PCPs. WellCare shall provide IPA and PCPs with a list of IPA Members for whom the PCPs are responsible and update such list on a monthly basis.

     2.6 Maintenance of Licensure. WellCare agrees to maintain, in good standing, all current licenses and certifications required by applicable law, including, without limitation, its certificate to operate an HMO. WellCare shall immediately notify IPA in writing of any change in, or loss of insurance, or action to suspend, revoke or limit any of its licenses or certification or of other action which could reasonably prevent WellCare from performing its obligations under this Agreement.

     2.7 WellCare Right to Contract. It is expressly recognized and agreed by and between the parties that WellCare shall retain its full right and ability to establish, contract, or otherwise associate with any provider of health care services; provided, however, that subject to Section 3.2(a) hereof, from the Effective Date until termination of this Agreement pursuant to Article VI hereof, WellCare agrees not to contract with any (i) primary care physician or
(ii) independent practice association that contracts with primary care physicians or other organizational structure for a primary care physician network, to provide IPA Services to IPA Members in the Service Area.

     2.8 Credentialing Information. WellCare shall provide IPA with all credentialing information that WellCare has obtained in connection with each IPA Physicians; provided that each IPA Physician has consented to the release of such information by WellCare to IPA in writing.

     2.9 WellCare's Obligation to IPA Members.  Notwithstanding Sections 3.16 or
4.1 hereof or any other provision of this Agreement, WellCare shall bear ultimate responsibility for the care of the Members.

     2.10 Consents. WellCare shall obtain from each IPA Member all releases and consents that may be required to permit release of records to WellCare.

     2.11 Assistance to Maintain Network. WellCare agrees to use its reasonable efforts to assist IPA in maintaining a viable provider network for the Service Area as set forth in Section 3.2 hereof, but shall not be responsible for maintenance requirements set forth in Section 3.2 hereof.

     2.12 Provision of Data. WellCare shall proivde to IPA data as mutually agreed to in the format and frequency set forth in Attachment 2.12.


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


                                   ARTICLE III

              RIGHTS AND RESPONSIBILITIES OF IPA AND IPA PHYSICIANS

     3.1 Access to IPA Physicians. IPA represents and warrants that it is authorized to contract with WellCare to arrange for IPA Services to be provided by the IPA Physicians. IPA agrees that by executing this Agreement, the IPA Physicians become Participating Providers and IPA Physicians agree to be bound by the terms and conditions of this Agreement. IPA shall provide to WellCare a list of all IPA Physicians containing the information set forth in Section 3.22 of this Agreement quarterly.

     3.2 Network Maintenance and Expansion. (a) Subject to Section 3.2(b), it is expressly recognized and agreed by and between the parties that IPA is intended to be the foundation of the WellCare physician network in the Service Area. Accordingly, IPA shall (i) use its best efforts to meet the PCP/IPA Member ratios set forth on Attachment 3.2 hereof and (ii) contract with, at a minimum, the same number and type of Specialists in the Service Area with which the Departments require WellCare to so contract. Additionally, all physicians and entities representing such physicians that contract with IPA, or a subsidiary or an affiliate of IPA, to provide medical services shall be, subject to WellCare's credentialing criteria, an IPA Physician.

         (b) In the event that the ratio of PCPs as compared to IPA Members falls below any of the ratios as listed on Attachment 3.2, WellCare shall provide IPA a period of ninety (90) days to contract with primary care physicians to meet such ratio(s). If IPA is unable to meet any of such ratios, the limitations set forth in Section 2.7 shall be null and void and be of no further force or effect.

         (c) Subject to Section 4.2 hereof, it is expressly recognized and agreed by and between the parties that IPA shall retain its full right and ability to establish, contract or otherwise associate with any other individual practice association, health maintenance organization or other entity without being deemed in contravention or breach of this Agreement or any other obligation to WellCare; provided that any contract or arrangement with any such entity shall not materially interfere with or prevent IPA or any IPA Physician from fulfilling his or her obligation under this Agreement.

     3.3 Provision of IPA Services to IPA Members. IPA shall require that each IPA Physician agree to provide IPA Services to IPA Members in accordance with the terms of this Agreement. IPA hereby acknowledges, and shall require each IPA Provider to acknowledge, that the presentation of an Identification Card by an individual shall not be deemed conclusive evidence that such individual is a Member. IPA acknowledges that WellCare, by this Agreement or otherwise, does not guarantee to IPA, or to any IPA Physician, a minimum number of IPA Members.

     3.4 WellCare Policies and Procedures. Except as expressly provided herein to the contrary, IPA shall, to the extent applicable, and IPA shall require each IPA Physician to (i) cooperate, participate, and comply with all Policies and Procedures and National Committee on Quality Assurance ("NCQA") standards and guidelines and (ii) abide by the determination of


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


WellCare on all such matters set forth therein during the term of this Agreement. IPA shall deliver to each IPA Physician a copy of the Policies and Procedures, along with all additions to and amendments thereof, within five (5) days after delivery by WellCare to IPA in accordance with Section 2.2 hereof.

     3.5 Coverage. IPA shall use reasonable efforts to maintain arrangements with an array of IPA Physicians to make IPA Services available and accessible for all IPA Members as may be required by federal and/or state law. IPA shall require that each PCP agree (i) (x) to provide IPA Services to IPA Members and arrange for calls from IPA Members to be answered by a person hired, directly or indirectly, by such PCP on a twenty-four (24) hour a day, seven (7) day a week basis and (y) to return Emergency calls within thirty (30) minutes thereof, or
(ii) to arrange with a physician to provide such coverage to PCP's Member patients in PCP's absence. Such covering physician shall be a Participating Provider whenever possible. IPA shall require each PCP to use his or her best efforts to have such covering Physician agree that he or she will (a) not bill IPA Members or WellCare for Covered Services under any circumstances except for Copayments, Coinsurance, and permitted Deductibles, (b) bill, charge, collect payment from IPA for Covered Services provided to IPA Members, and (c) obtain authorization from WellCare prior to all hospitalizations or referrals of IPA Members, except for an Emergency.

     3.6 Emergencies. IPA shall require each IPA Physician to agree to notify WellCare of any admission relating to an Emergency within twenty-four (24) hours of the admission or the next business day.

     3.7 Standard of Care. IPA shall require each IPA Physician to provide IPA Services and/or arrange for the provision of IPA Services or Covered Services in order to provide a standard of care in a manner not less than generally accepted medical practices in effect at the time of services and in a manner consistent with the Policies and Procedures in effect for WellCare, which shall be delivered by WellCare to IPA pursuant to Section 2.2 hereof.

     3.8 Nondiscrimination. IPA shall require each IPA Physician to provide or arrange for the provision of Covered Services to IPA Members in the same manner and quality as services are provided to or arranged for all their other patients. IPA Members shall not be discriminated against on the basis of age, race, color, creed, ancestry, religion, gender, sexual orientation, national origin, health status, marital status, disability, or source of payment.

     3.9 Office Closure. IPA shall use its best efforts to require each PCP to acknowledge and agree that such PCP may only close his or her practice to new IPA Members if such PCP has closed his or her practice to new members covered under benefit plans of all third-party payors with which such PCP directly or indirectly contracts. IPA shall require each PCP to notify WellCare at least sixty (60) days prior to closing his or her practice to new IPA Members, subject to this Section 3.9; provided, that the effective date of such closure shall not occur until the last day of the month in which such closure is to be effective; and provided, however, that in the event such PCP is disabled or otherwise incapacitated by illness, such notice shall be given when feasible.


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     3.10   Continuity  of  Care.  IPA  shall  require  each  PCP  to  meet  the credentialing standards of WellCare for designation as a PCP and to provide continuity of care to the Member who seeks his or her care by supervising, coordinating, and providing initial and basic care and initiating a referral for Specialist care when Medically Necessary.

     3.11 Maintenance of Licensure; Certification. IPA shall require each IPA Physician to represent and warrant to IPA that he or she is a physician duly licensed under applicable state law, or otherwise authorized to practice within the scope of such license or authorization under applicable state law, and, where appropriate, has obtained all other appropriate licenses, such as DEA licenses, Medicare participation and, if such IPA Physician is a Specialist, appropriate specialty board certification. IPA shall require each IPA Physician to maintain in good standing all of the above.

     3.12 Staff Privileges. IPA shall require each IPA Physician, except as otherwise agreed to by WellCare, to represent and warrant to IPA that he or she is an active member in good standing on the medical staff of a Participating Hospital and that he or she shall maintain such status during the term of this Agreement.

     3.13 Health Care Programs. IPA shall require each IPA Physician to represent and warrant to IPA that he or she (i) is in good standing to participate in Medicare and Medicaid Programs and to covenant to WellCare that he/she will continue to be so certified during the term hereof and (ii) has never been excluded from participation in the Medicare program, Medicaid program, or any other federal healthcare program.

     3.14 Government Sanctions. IPA shall require each IPA Physician to represent and warrant to IPA that he or she has never been sanctioned by the Medicare program, Medicaid program, or any other federal or state agency for Physician's failure to provide medical care of adequate quality or medically necessary care.

     3.15 Compliance with Law. IPA shall, and shall require each IPA Physician to agree to, comply with all applicable federal, state, and local laws and regulations or regulatory agency requirements and guidelines relating to the provision of IPA Services. IPA shall immediately notify WellCare in writing of any change in, or loss of insurance, or action to suspend, revoke or limit any of its licenses or certification or of other action which could reasonably prevent IPA from performing its obligations under this Agreement.

     3.16 WellCare Hold Harmless. IPA shall require that each IPA Physician agree that (i) he or she shall look solely to IPA for payment for any health care services rendered to IPA Members and (ii) WellCare shall not be liable to him or her for failure by IPA to pay such IPA Physician for any such services because of insolvency of IPA or termination of this Agreement pursuant to
Article VI hereof. IPA expressly acknowledges and agrees and shall require each IPA Physician to expressly acknowledge and agree that no specific payment is being made directly or indirectly under this Agreement as an inducement to reduce or limit medically necessary services provided with respect to a Member.


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     3.17 Stop-Loss  Insurance.  To the extent  required by federal and/or state laws, regulations, or regulatory agency requirements or guidelines, IPA (i) shall purchase and maintain, during the term of this Agreement, stop-loss insurance, at IPA's sole cost and expense, for the benefit of IPA and (ii) hereby covenants that at all times during the term hereof, the levels of such insurance shall be, in compliance with applicable federal and state law and regulations and state regulatory agency requirements and guidelines.

     3.18 Billing Procedures for IPA Services. IPA shall require IPA Physicians to agree that they shall not require advance payment or any form of deposit payment from any Member receiving IPA Services covered by an IPA Member Benefit Plan; provided, however, that an IPA Physician may apply his or her general credit policies with respect to IPA Members who are financially responsible for certain services not covered under an IPA Member Benefit Plan subject to Section
3.20 hereof; or charges for certain services such as Copayments, Coinsurance, and permitted Deductibles. IPA agrees and shall require each IPA Physician to agree not to claim payment in any form from the Department of Health and Human Services or any state agency for items or services furnished to Medicaid qualified beneficiaries in accordance with this Agreement except as approved by HCFA or the New York Department of Social Services, or otherwise shift the burden of such an agreement onto Medicaid, other payors, or individuals.

     3.19 Coordination of Benefits. IPA shall require each IPA Physician to agree to be bound by the coordination of benefits Policies and Procedures of WellCare and to assist WellCare in identifying, billing, and collecting payments due from primary payors.

     3.20 Non-Medically Necessary Covered Services. IPA hereby acknowledges that Members might request services of Participating Physicians that were not deemed to be Medically Necessary by WellCare Quality Improvement/Utilization Management programs as set forth in the Policies and Procedures and are, therefore, payable by IPA Members. IPA hereby acknowledges and agrees, and shall require each IPA Physician to acknowledge and agree, that WellCare shall not compensate IPA or any IPA Physician, nor shall WellCare have any responsibility for charges incurred by IPA Members for such services. Prior to charging any Member for non-Medically Necessary Covered Services, the IPA Physician shall have obtained a written acknowledgement from the Member that the proposed services are not
Medically Necessary and that the Member agrees to be fully responsible for payment therefor. IPA acknowledges and shall require each IPA Physician to acknowledge that if any IPA Physician does not obtain such written acknowledgment, such IPA Physician may not charge any Member for any such services.

     3.21 IPA Member Hold Harmless. (a) Except as otherwise provided herein, IPA shall require that each IPA Physician agree that in no event, including but not limited to nonpayment to IPA Physician by IPA, nonpayment by WellCare to IPA, insolvency of WellCare and/or IPA or breach of this Agreement, shall such IPA Physician bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Member or family members or persons (other than recourse against IPA under Section 3.16 or otherwise) acting on behalf of an IPA Member for services provided in accordance with this Agreement. This provision does not prohibit an IPA Physician from collecting permitted Deductibles, Coinsurance, or

Copayments, as specifically provided in the applicable IPA Member Benefit Plan, or fees for non- Medically Necessary Services in accordance with Section 3.22 hereof.

         (b) IPA shall require that each IPA Physician agree that the above hold harmless and continuation of benefit provisions supersede any oral or written contrary agreement now existing or hereafter entered into between the Physician and IPA Members or family members or persons acting on behalf of a Member insofar as such contract agreement relates to liability for payment for, or continuation of Covered Services provided under the terms and conditions of these clauses.

         (c) IPA agrees and each IPA Physician shall be required to agree that this Section 3.21 shall survive the termination of this Agreement for authorized Covered Services rendered prior to the termination of this Agreement, regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Member. This provision is not intended to apply to services provided after this Agreement has been terminated.

     3.22 Authorization for Marketing. IPA shall obtain proper authorization from each IPA Physician for WellCare to include the names, office addresses, telephone numbers and specialties and other similar information of such IPA Physician in WellCare's provider directory.

         3.23 WellCare Contracts. IPA shall use its best efforts to encourage each PCP to enter into a provider agreement with WellCare, in a form presented by WellCare, to provide those health care services that primary care physicians are required to provide in accordance herewith to Members, which agreement shall become effective automatically, immediately upon termination of this Agreement in accordance with Article VI hereof. Additionally, IPA shall use its best efforts to encourage IPA Physicians, other than PCPs, to enter into provider agreements with WellCare, in a form presented by WellCare, to provide (i) certain health care services to Members, other than IPA Members, as well as to individuals covered under benefit plans of WellCare of Connecticut, Inc., Agente Benefit Consultants, Inc., or other WellCare affiliates during the term and upon termination hereof and (ii) those health care services that such IPA Physicians are required to provide in accordance herewith to Members immediately upon termination of this Agreement in accordance with Article VI hereof. If any IPA Physician has not entered into such provider agreement with WellCare, IPA shall notify such IPA Physician, in accordance with federal and state laws and regulations, sixty (60) days, or such other period as required by law, prior to the expiration of his or her provider agreement with IPA and shall terminate him or her after such period.

     3.24 Reporting Requirements. IPA shall assist, and shall require each IPA Physician to assist, WellCare in complying with federal, state, and local laws and regulations and regulatory agency requirements relating to the provision of IPA Services, including, but not limited to, complying with reporting requirements pursuant thereto.

     3.25 Financial Management and Reporting. IPA shall implement cash management policies in keeping with sound financial management practices in order to ensure timely and accurate payment to all providers who provide Medically Necessary IPA Services to IPA Members, acknowledging that WellCare is responsible for the final determination of benefit payments to be made under an IPA

Member Benefit Plan. Additionally, upon FPA's exercise of the Option, IPA shall require FPA to guarantee the PC Liabilities, pursuant to a guarantee in form reasonably satisfactory to WellCare. Within thirty (30) days of the end of each calendar quarter during the term hereof, IPA shall deliver to WellCare (i) balance sheet of IPA and (ii) IPA's statement of operations in connection with IPA's obligations set forth herein for the calendar quarter then ended prepared in accordance with generally accepted accounting principles ("GAAP") and fairly representing the financial condition of IPA for the relevant quarter. Within sixty (60) days of the end of each of IPA's fiscal years throughout the term hereof, IPA shall deliver to WellCare (i) annual unaudited balance sheet of IPA prepared in accordance with GAAP and (ii) IPA's statement of operations in connection with the obligations of IPA set forth herein. IPA shall also provide WellCare, upon a reasonable request, financial information and reports related to IPA's performance of this Agreement, including encounter, utilization, and cost reports as may be required by the New York State Department of Insurance and New York State Department of Health (collectively, "Departments") or other governmental agency and such and other financial reports and data as WellCare may require to efficiently and effectively manage costs and utilization and to provide quality medical care to IPA Members.

     3.26 Complaints and Litigation. IPA shall, and shall require each IPA Physician to, forward to WellCare, immediately upon receipt, of Members, the Departments, and of any other government agency communications, complaints, and inquiries, whether written or oral, regarding any claim or other business concerning WellCare that is subject to this Agreement, together with IPA's or such IPA Physician's, as the case may be, proposed response, if any, and all information from its/his/her records to assist WellCare or its designee to respond. Additionally, IPA shall, and shall require each IPA Physician to forward to WellCare, immediately upon receipt, any legal process in which WellCare has been named as a party or that arises out of any activities subject to this Agreement. WellCare is the only party to this Agreement that is authorized to defend WellCare against any legal process.

     3.27 Notice of Change of Condition of IPA Physician. IPA shall require each IPA Physician to notify IPA in writing within five (5) days of any change in, or loss of insurance, or action to suspend, revoke or limit any of its licenses or certification or of other action which could reasonably prevent IPA Physician from performing his or her obligations under this Agreement. Each party hereto shall notify the other party in writing immediately upon its receipt of a notice of or of any information relating to a change of condition of any IPA Physician.

     3.28 Effect of Termination of IPA Member - Continuation of Care. IPA recognizes that WellCare must under certain circumstances, pursuant to certain federal and state regulatory requirements, continue to arrange for the provision of services for individuals whose status as IPA Members has terminated. Accordingly, IPA agrees to continue arranging for the provision of, and shall require that each IPA Physician shall agree to continue providing, IPA Services to such individuals, just as WellCare is obligated to do, until the earlier of
(i) ninety (90) days from the date of notice to such IPA Member of the IPA's disaffiliation with WellCare, (ii) if such IPA Member has entered the second trimester of pregnancy at the time of such IPA Physician's disaffiliation with WellCare, for a transitional period that includes the provision of post-partum care directly related to the delivery, (iii) until WellCare, at its discretion upon the consent of such IPA Member, makes reasonable and medically appropriate provision for the assumption of such care by another provider, or (iv) until such time as WellCare coverage of such individuals is lawfully and effectively terminated so that WellCare's obligation to such individuals is recognized as ended by the applicable law and regulatory authorities. WellCare shall continue to pay IPA at the agreed upon rate set forth on Attachment 4.1 hereto for each month for which premium payments are due and payable (including any month for which such payments would have been due and payable but for WellCare's agreement to waive all or a portion of such payments) from or on behalf of any such IPA Member, whether or not WellCare receives any such payment. If WellCare is legally obligated to continue to cover such individual during any additional period following the months for which premiums are due and payable (or following the months in which such premiums would have been due and payable but for WellCare's agreement to waive such premiums in whole or in part), WellCare shall not be obligated to pay IPA or any IPA Physician for any services provided to such individual by any IPA Physician pursuant to this
Section 3.28.

     3.29 Solicitation of Members. During the term of this Agreement or any renewal thereof, and for a period of six (6) months after the date of termination, IPA agrees, and shall require each IPA Physician to agree, that it/he/she will not, within the Service Area, interfere with WellCare's contract and/or property rights or advise or counsel any Member or Employer Group to disenroll from WellCare. Informing a Member of other managed care organizations with which IPA or an IPA Physician may participate nor solicitations addressed to the employer or other group community shall not be deemed to be violations of this Section 3.29.

     3.30 Requirement of Insurance. IPA shall require each IPA Physician, other than those IPA Physicians listed on Attachment 3.30, annexed hereto and made a part hereof, to procure and maintain, and WellCare and IPA shall each procure and maintain a policy of general liability, professional liability and other insurance as may be necessary to protect against any claim for damages arising by reason of personal injury or death of a Member. IPA shall require that each such IPA Physician maintains each policy with minimum limits of coverage of one
(1) million dollars ($1,000,000) per occurrence and three (3) million dollars ($3,000,000) in the aggregate. IPA shall require each IPA Physician upon termination of this Agreement or the termination of an IPA Physician pursuant to
Article VI hereof, to either continue his or her liability insurance policy or purchase "tail" insurance covering the period that such IPA Physician provided IPA Services to IPA Members in accordance herewith. Certificates of insurance evidencing compliance with this provision shall be made available to WellCare upon request.

     3.31 Site Evaluations and Inspections. In accordance with the terms and conditions of this Agreement and subject to applicable federal and state confidentiality laws, IPA shall require each IPA Physician to permit (i) WellCare or a designated representative, upon reasonable notification during normal business hours, unless otherwise required by federal, state or local law, regulation, or regulatory agency, and (ii) federal, state, and local regulatory agencies, to the extent authorized by law, to conduct periodic site evaluations of such IPA Physician's facilities, equipment, medical records of IPA Members to monitor utilization review activities and to monitor the quality of professional and ancillary medical care provided to IPA Members by such IPA Physician. IPA shall further require each IPA Physician (i) to operate all office sites in compliance with the criteria established by the WellCare Quality Assurance Committee and quality assurance requirements of the Departments and the NCQA and (ii) to comply with any such agencies' reasonable recommendations, if any, or to provide WellCare with a written response to any questions or comments posed by any of the agencies or WellCare.

     3.32 Access To Records. (a) IPA shall require each IPA Physician to provide, in a timely manner, IPA Members' medical records, and such other relevant records and other information, to WellCare and to IPA and/or their designee(s), as permitted by law and in any reasonable manner, for the performance of the Policies and Procedures for claims payment or any other purposes, as reasonably required by WellCare and/or IPA, as the case may be. Each IPA Physician shall also be required by IPA to obtain from IPA Members all releases or consents which may be required to permit release of records to IPA.

         (b) IPA shall require each IPA Physician to make available,  subject to
applicable   federal  and  state  law,  IPA  Members'  medical  records  to  the
Departments for inspection and copying, at no cost to the Departments.

         (c) IPA shall require each IPA Physician to retain and maintain Member's medical records for the longer of (i) the year in which the Member was discharged or treatment concluded, plus six (6) years, (ii) the year in which the Member reaches majority, plus six (6) years, or (iii) such greater period required by federal or state law. Such records shall be maintained in accordance with prudent standards of insurance record keeping and with all applicable state and federal laws and regulations.

         (d) Additionally, IPA shall require IPA Physicians to provide WellCare with encounter data (routine claims submissions) relating to all IPA Services provided pursuant to this Agreement in a mutually agreed upon format monthly.

     3.33 Access to Records for Medicare/Medicaid Programs. If the value or cost of services provided under this Agreement will be $10,000 or more within a twelve (12) month period, to the extent that the cost of such service is reimbursable by the Medicare and/or Medicaid Programs, IPA agrees, and shall require IPA Physicians to agree, to comply with the Access to Books, Documents and Records of Subcontractor's provision of Section 952 of the Omnibus Reconciliation Action of 1980 (P.L. 96-499), and 42 C.F.R. Part 420, Sub-part D,
Section 420.300 et seq. In accordance with these provisions, IPA will allow and shall require IPA Physicians to allow the Comptroller General of the United States, the Secretary of Health and Human Services, and their duly authorized representatives access and to IPA's or the applicable IPA Physician's, as the case may be, books, documents, and records necessary to certify the nature and extent of such costs of Medicare reimbursable services provided hereunder. Such access will be allowed, upon request, until the expiration of four (4) years after Medicare and/or Medicaid reimbursable services are furnished hereunder. If IPA carries out any of the duties of this Agreement through a subcontract with a related party with a value or cost of $10,000 or more over a twelve (12) month period, such subcontract shall contain a clause which requires the subcontractor to comply with the above statutes and regulations.

     3.34 Confidentiality of Records. Any data or information obtained from IPA or any IPA Physician pertaining to the diagnosis, treatment or health of a Member shall be held confidential to the extent required by law. All parties agree to maintain the confidentiality of information contained in the Member's medical records. Notwithstanding the foregoing, subject to all laws regarding confidentiality of medical records, the parties may disseminate such records to authorized providers and consulting physicians, to governmental agencies if required by law, to committees of the Participating Hospitals and WellCare concerned with the quality of care and utilization, and to WellCare for purposes of administration. This Article shall not be construed to prevent either party from releasing information in a form that does not identify a Member to any organization engaged in the collection and analysis of data.

     3.35 Assumption of PC Liabilities. In consideration of WellCare's entering into this Agreement, the payment of the Compensation to be paid to IPA hereunder, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, IPA hereby assumes from PC all of the PC Liabilities.

     3.36 Survival. Sections 3.15, 3.16, 3.21, 3.24, 3.26, 3.28, 3.33, 3.34, and
3.35 of this Article III shall survive the expiration or earlier termination of this Agreement.


                                   ARTICLE IV

                   BILLING PROCEDURES AND PAYMENT FOR SERVICES

     4.1 Payment. (a) Except as otherwise provided in this Agreement, WellCare shall pay, and IPA shall accept, the compensation, as set forth in Attachment 4.1, annexed hereto and made a part hereof (the "Compensation"), as payment in full for IPA Services and any and all services performed by IPA pursuant to this Agreement, including those set forth in Section 4.1(e) hereto. In return for the Compensation, IPA agrees to arrange and pay for all of the IPA Services that WellCare is obligated to arrange and pay for pursuant to the IPA Member Benefit Plans. Such payments shall be made within the earliest of (i) 45 days following submission of a "clean" claim for payment, unless this requirement is waived in writing by WellCare, (ii) the last day within the period established by law, if any, in which a payment by the IPA to an IPA Physician would not be subject to interest thereon, or (iii) in the case of monthly capitation payments to providers, within the first five (5) days of the applicable month. IPA shall be obligated to pay all interest and any other penalties associated with any failure to comply with all laws and regulations applicable to IPA relating to prompt payment of claims, if any. Should IPA fail to comply with such laws and regulations, WellCare may withhold amounts included within the Compensation necessary to reimburse WellCare (i) for the payment of claims paid directly by WellCare for IPA Services provided to IPA Members and (ii) for any interest and penalties associated with such claims.

                  (b) WellCare and IPA each confirm that the manner of calculating reductions in hospital utilization and the payments to the PC therefor under the Prior Agreements, as set forth in Attachment 4.1(b), are complete and accurate and that the amounts paid to the PC through March

31,  1997,  relating  to  reductions  in hospital  utilization,  as set forth in
Attachment 4.1(b), constitute full payment by WellCare of any and all obligations relating to reductions in hospital utilization under the Prior Agreements. WellCare waives any claim that it may have overpaid IPA relating to those payments.

         (c) The parties acknowledge that for the period since April 1, 1997, PC has not been entitled to any further compensation for reductions in hospital utilization, but in lieu thereof has been entitled to the monthly payments set forth on Attachment 4.1(3).

         (d) IPA and WellCare acknowledge that IPA is not entitled to any compensation for reduction in hospital utilization. In lieu thereof, the Compensation, however, shall include the monthly amount (the "Hospital Piece") set forth in Section 3 of Attachment 4.1 for the period from the Effective Date through February 28, 1999. Thereafter, the Compensation shall no longer include the Hospital Piece but the parties shall negotiate in good faith to replace the Hospital Piece with Compensation based upon quality and utilization, consistent with the parameters set forth in Section 4 of Attachment 4.1.

         (e) WellCare shall perform all claims processing on behalf of IPA, at WellCare's sole cost and expense, in connection with IPA Services rendered in accordance with this Agreement.

         (f) IPA shall perform all claims adjudication of IPA Services rendered in accordance with this Agreement.

     4.2 Adjustments to Compensation Exhibit. (a) For so long as Members make up fifty percent (50%) or more in the aggregate of the Enrolled Population, within thirty (30) days of the effective date of any new contract or renewal or change in payment terms of an existing contract between IPA and a third-party payor other than WellCare, IPA shall certify in writing to WellCare that the payment terms of such contract are not more favorable to such third-party payor than the Compensation is to WellCare or shall certify that such payment terms are more favorable to such third-party payor than the Compensation is to WellCare. Such determination shall take into account the member composition of each Plan and the health care services to be provided by IPA under each contract. By executing and delivering this Agreement, IPA represents and warrants to WellCare that it is not, as of the effective date of this Agreement, party to any contract with any other third-party payor on payment terms more favorable to such third-party payor than the Compensation is to WellCare.

         (b) If WellCare shall dispute the representations made in any certificate delivered under Section 4.2(a), in which IPA claims that the payment terms under a contract with a third party are not more favorable to the third party than the Compensation is to WellCare, WellCare may engage an actuary chosen upon the mutual consent of WellCare and IPA, at WellCare's cost, to make such determination, whose determination shall be binding upon the parties hereto.

         (c) So long as Members make up fifty percent (50%) or more in the aggregate of the Enrolled Population, if IPA contracts with any third-party payor on terms more favorable to such third-party payor than the Compensation is to WellCare, for such period as any such contract is in effect, the Compensation shall not give effect to the CPI Adjustment (as defined in Attachment 4.1 hereto) in accordance with Section 2(a) or (b) of Attachment 4.1 hereto.


                                    ARTICLE V

                      INDEMNIFICATION; COOPERATIVE DEFENSE

     5.1 Indemnification. (a) Each of the parties hereto shall indemnify the other party and hold each other harmless against any and all claims, actions, assessments, charges, and expenses, including court costs and reasonable attorneys' fees, and against all liabilities, losses, damages of any nature, and settlements, judgments, or awards, whether compensatory, extracontractual, or punitive, (collectively, "Damages") that a party shall sustain or be put to by reason of any act or omission of the other party or its agents, employees, officers, and directors or any breach by the other party of the terms of this Agreement.

         (b) Each party hereto entitled to indemnification under Section 5.1(a) (each, an "Indemnified Party") hereby agrees to give the applicable party or parties obligated to indemnify it under Section 5.1(a) (each, an "Indemnifying Party") written notice of any event or assertion of which the Indemnified Party obtains knowledge concerning any Damage and as to which the Indemnified Party may request indemnification hereunder. The Indemnified Party shall cooperate with the Indemnifying Party in determining the validity of any claim or assertion requiring indemnity hereunder and in defending against third parties with respect to the same. The defense of such litigation shall be within the control of the Indemnifying Party, or, as the case may be, any Persons providing indemnity and defense to such Indemnifying Party; provided, however, that an Indemnifying Party's choice of counsel shall be reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in the defense of any claim or assertion requiring indemnity hereunder, and in such event, shall cooperate fully in connection therewith. If an Indemnifying Party fails to perform its obligations under this Article V, then the Indemnified Party may directly assume the defense of the claim or assertion at issue, and such Indemnifying Party shall promptly reimburse the Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), incurred in connection therewith. The Indemnified Party's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any such third-party claim shall not constitute a defense (in part or in whole) to any claim for indemnification by it. WellCare and IPA each hereby agrees not to settle or compromise any such third-party suit, claim, or proceeding without prior written consent of the applicable Indemnified Party, which consent shall not be unreasonably withheld as to suits, claims and proceedings at law.

         (c) This Article V shall continue to be of full force and effect, notwithstanding the termination of this Agreement, until all claims and liabilities relating to a Member have been asserted, satisfied and released.

     5.2 Cooperative Defense. The parties recognize that, during the term of this Agreement and for some period thereafter, certain risk management issues, claims, or actions may arise that involve or could potentially involve the parties and their respective employees and agents. The parties further recognize the importance of cooperating with each other in good faith when such issues, claims, or actions arise to the extent that such cooperation does not violate any applicable laws, cause breach of any duties created by any policies of insurance, or otherwise compromise the confidentiality of communications of information regarding the issues, claims, or actions. The parties shall cooperate in good faith, using their best efforts, to address such risk management and claims handling issues in a manner that strongly encourages full cooperation between the parties. This Section 5.2 shall survive the termination of this Agreement.

                                   ARTICLE VI

                              TERM AND TERMINATION

     6.1 Term and Renewal. The term of this Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years therefrom, unless terminated earlier pursuant to Section 6.2 hereof.

     6.2 Termination. This Agreement may be terminated as follows:

          (a)  By mutual written agreement between WellCare and IPA.

          (b) Upon written notice by one party (the "Terminating Party") to the other party (the "Terminated Party") of the Terminating Party's intention to terminate this Agreement by reason of the Terminated Party's material breach of this Agreement. An event of material breach hereunder shall occur if either party to this Agreement shall fail to keep, observe, pay or perform any material covenant, obligation, agreement, term, or provision of this Agreement and such condition is not remedied within sixty (60) days after receipt by one party from the other party of such written notice.

          (c) Subject to the terms of any written waiver that a party may have received from the other party, upon written notice by the Terminating Party to the Terminated Party of the Terminating Party's intention to terminate this Agreement by reason of the Terminated Party (i) becoming insolvent, as defined in Section 101(32) of Title 11 of the United States Code as amended, (ii) generally cannot, or is unable to, or shall admit in writing to its inability to pay debts as such debts become due, (iii) making an assignment for the benefit of creditors, (iv) petitioning or applying to any tribunal for, or other wise seeking, consent to or acquiescence the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets, (v) commencing, consenting to, or acquiescing in any proceeding under any bankruptcy, reorganization, arrangement, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or (vi) having had any such petition or application filed or any such proceeding shall have been commenced against it in which an adjudication or appointment is made or order for relief is entered and that remains undismissed or unstayed for a period of sixty (60) days or more.

          (d) Upon written notice by WellCare to IPA of WellCare's intention to terminate this Agreement by reason of (i) IPA's material breach of any other agreement currently in force with WellCare or (ii) Primergy's material breach of any agreement with WellCare currenty in force. An event of material breach thereunder shall occur if IPA and/or Primergy, as the case may be, shall fail to keep, observe, pay or perform any material covenant, obligation, agreement, term, or provision under any such agreement or obligation and such condition is not remedied within the cure period set forth therein and if no cure period is set forth therein, within sixty (60) days after receipt by the appropriate party from WellCare of such written notice.

          (e) Upon written notice by WellCare to IPA of WellCare's intention to terminate this Agreement effective sixty (60) days thereafter by reason of the Change of Ownership. Change of Ownership shall include the sale, exchange, assignment, transfer, issuance or other conveyance or disposition, other than to FPA, of (i) more than fifty percent (50%) of all of either IPA's or Primergy's issued and outstanding shares of common stock at the time thereof or (ii) of substantially all of IPA's or Primergy's assets; provided such event occurs prior to the date on which the Option is exercised by FPA or following an Option Termination Event.

     6.3 Effect of Option Termination Event. Upon the occurrence of an Option Termination Event, Wellcare and IPA each hereby agree to attempt in good faith to negotiate an amendment to this Agreement to properly incorporate the effects that such event has on the terms and conditions set forth herein. If the terms and conditions to be set forth in such amendment have not been agreed to within one hundred twenty (120) days of the Option Termination Event, this Agreement may be terminated by either party at any time after such period; provided the parties have not yet agreed to such amendment.

     6.4 Effect of Termination of this Agreement. If either party terminates this Agreement, IPA shall advise the IPA Physicians of the notice of termination and the provider agreement entered into with WellCare pursuant to Section 3.23 hereof shall be effective as of the date of termination of this Agreement and shall govern the rights and obligations of each IPA Physician to provide IPA Services to IPA Members.

     6.5 Termination and Suspension of IPA Physicians by IPA. Each party shall notify the other party immediately upon its receipt of notice of any circumstance that would constitute termination for "Good Reason" or "Immediate Cause" as defined in Section 6.6 hereof or any termination or suspension from the IPA Physician network.

     6.6 Termination and Suspension of IPA Physicians by WellCare.

         (a) WellCare may terminate any IPA Physician and thereby prohibit such IPA Physician from providing any IPA Services to any IPA Members in connection herewith for "Good Reason" upon sixty (60) days' prior written notice to such IPA Physician; provided, however, if such IPA Physician shall have requested a hearing in accordance with this Section 6.6(a), termination by WellCare for "Good Reason" shall be effective thirty (30) days after receipt by WellCare of the hearing panel's decision of termination; provided, further, that if such hearing panel renders a decision to reinstate such IPA Physician, such notice of termination shall be void and shall have no effect as to this Agreement. WellCare agrees to notify IPA directly of any dispute that arises between WellCare and an IPA Physician. "Good Reason" shall include but not be limited to:

     (i)  suspension  of  such  IPA  Physician's  license,   certificate,   Drug
Enforcement  Agency   authorization  to  issue   prescriptions  or  other  legal
credential authorizing IPA Physician to provide medical services;

     (ii) if such IPA Physician is a Medicaid/Medicare provider, he or she is suspended from either or both of these programs;

     (iii) the indictment or arrest for a felony of such IPA Physician or for any criminal charge related to the rendering of medical services;

     (iv)  the  cancellation  or  termination  of  the  professional   liability
insurance required by this Agreement with respect to such IPA Physician without replacement coverage having been obtained;

     (v) the failure of such IPA Physician to maintain admitting privileges with one or more Participating Hospitals, except as otherwise agreed to by WellCare;

     (vi) the failure of such IPA Physician to comply with any Policy or Procedure or other requirements or is not supportive of the purposes an intent of this Agreement; provided such IPA Physician has not cured any such failure within thirty (30) days from its receipt of notification from WellCare;

     (vii) if such IPA Physician becomes insolvent, bankrupt, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, or consents to the appointment of a trustee or receiver;

     (viii) if IPA has a right to terminate an IPA Physician under the provider agreement between IPA and such IPA Physician.

     (ix) if such IPA Physician has engaged in conduct that poses an immediate and material threat to the safety and/or well-being of any patient to whom such IPA Physician has rendered or intends to render care.


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


In addition, "Good Reason" shall expressly not include the occurrence of any of the following events by such IPA Physician: (i) such IPA Physician's having advocated on behalf of a Member; (ii) such IPA Physician's having filed a complaint against WellCare; (iii) IPA Physician's having appealed a decision of WellCare; (iv) such IPA Physician's having provided information or filed a report under New York Public Health Law Section 4406-c regarding prohibitions by plans; or (v) such IPA Physician's having requested a hearing or review pursuant to this Section 6.6(a).

         (b) Any notice of termination under Section 6.6(a) shall include (i) the reasons for the proposed termination; (ii) notice that such IPA Physician has the right to request a hearing or review, at such IPA Physician's discretion, before a panel appointed by WellCare, which panel shall be composed of persons meeting the standards set forth in Section 4406-d of the New York Public Health Law; (iii) a time limit not less than thirty (30) days within which such IPA Physician may request such a hearing; (iv) a time limit for a hearing date that shall be held within thirty (30) days after the date of receipt of a request for a hearing. The hearing process shall be consistent with the provisions of Section 4406-d of the New York Public Health Law.

         (c) In the event WellCare shall provide notice of termination for Good Reason under Paragraphs (i), (ii), (iii), (iv), (v), (vii), or (ix) of Section 6.6(a) or for a similar occurrence or act, WellCare shall have the right to suspend such IPA Physician from providing any IPA Services to IPA Members in connection herewith during the period commencing with any notice given by WellCare and the date of termination or reinstatement.

         (d) WellCare may terminate any IPA Physician and thereby prohibit such IPA Physician from providing any IPA Services to any IPA Members in connection herewith immediately and without prior notice for "Immediate Cause." "Immediate Cause" shall mean (i) a determination by WellCare in its sole discretion that such IPA Physician shall have engaged in fraud, theft, embezzlement or other financial misconduct; or (ii) a final disciplinary action by a state licensing board or other governmental agency, the effect of which is to impair such IPA Physician's ability to practice medicine.

     6.7 Effect of Termination of IPA Physician or Agreement - Continuation of Care. IPA shall require each IPA Physician to agree that, upon the effective date of termination of this Agreement pursuant to Section 6.2 hereof or termination of a Physician pursuant to Section 6.6(a) hereof, except as otherwise required by federal or state law regulation, or regulatory agency, he or she shall continue to provide necessary medical services to IPA Members who retain eligibility and enrollment under an IPA Member Benefit Plan (i) pursuant to the provider contracts entered into by such IPA Physician and WellCare in accordance with Section 3.23 hereof, (ii) if such IPA Physician has not entered into such contract, the earlier of (x) ninety (90) days from the date of notice to such IPA Member of the IPA's disaffiliation with WellCare, (y) if such IPA Member has entered the second trimester of pregnancy at the time of such IPA Physician's disaffiliation with WellCare, for a transitional period that includes the provision of post-partum care directly related to the delivery, and
(z) until WellCare, at its discretion upon the consent of such IPA Member, makes reasonable and medically appropriate provision for the assumption of such care by another provider, or (iii) until such time as WellCare coverage of such individuals is lawfully and effectively terminated so that WellCare's obligation to such individuals is recognized as ended by the applicable law and regulatory authorities. Additionally, IPA shall require each IPA Physician to agree to abide by the Policies and Procedures during any such transitional period other than pursuant to a WellCare provider agreement. WellCare shall pay IPA Physicians for IPA Services rendered pursuant to this Section 6.7. This Section 6.7 shall survive the expiration or earlier termination of this Agreement.


                                   ARTICLE VII

                               DISPUTE RESOLUTION

     7.1 Negotiation. WellCare and IPA agree to attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the parties. If any such matter is not resolved within forty-five (45) days of a party's request for negotiation, either party may initiate an arbitration proceeding in accordance with Section 7.2 below.

     7.2 Arbitration. If WellCare and IPA have not been able to resolve a dispute by negotiation within forty-five (45) days pursuant to Section 7.1 as set forth above, either party may submit such dispute to an arbitrator in New York State subject to the commercial rules and regulations of the American Arbitration Association. Both parties expressly covenant and agree that they shall be bound by the decision of the arbitrator as a final determination of the matter in dispute, subject to any right of appeal under New York law. WellCare shall provide the Commissioner with notice of all issues submitted to arbitration pursuant to this Section 7.2 and copies of all decisions related thereto. Each party shall be solely responsible for its own expenses in connection with the dispute resolution process; provided that the costs of the arbitrator shall be divided equally between the parties hereto. Notwithstanding anything in this Section 7.2, the parties hereto each hereby expressly acknowledges that the Commissioner shall not be bound by any such arbitration decision.


                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     8.1 Amendment. This Agreement or any part, article, subsection, Attachment, or Exhibit of it, may be amended as follows:

               (a) If necessary to comply with a requirement of any state or federal agency having jurisdiction to regulate WellCare, by WellCare at any time during the term of the Agreement (i) upon ten (10) days prior written notice to IPA and (ii) if material, upon thirty (30) days prior written notice to the Commissioner.

               (b) Any and all other amendments to this Agreement or any part, article, subsection or Attachment of it will only be effective in the event that (i) they have been agreed to by both parties, (ii) both the amendment and such agreement have been reduced to writing, (iii) if such Amendments are material, they have been approved by the Commissioner after they have been submitted thereto at least thirty (30) days prior to the anticipated effective date thereof.

     8.2 Assignment. Subject to prior notice to and approval by the Commissioner, (i) the terms, covenants, conditions, provisions, and agreements herein contained shall be binding upon and inure to the benefits of the parties hereto, and their successors and assigns and (ii) WellCare may assign its rights and obligations under this Agreement, in whole or in part, to a parent, subsidiary, or an affiliate of WellCare, any entity into which WellCare is merged or consolidated, or any entity that purchases substantially all of the stock or assets of WellCare without IPA's prior approval. In the event that all or substantially all of the stock or assets of a party is acquired by a third party, that third party shall be bound to terms, covenants, conditions, provisions, and agreements contained herein. Except as expressly set forth in this Section 8.2, neither party may assign, delegate, or otherwise transfer this Agreement without the prior written consent of the other party and of the Commissioner.

     8.3 Notices. All notices hereunder by either party to the other party shall be in writing. All notices, demands, and requests shall be deemed given when mailed, by registered or certified mail, postage paid, return receipt requested.

              To WellCare:      WellCare of New York, Inc.
                                P.O. Box 4059
                                Kingston, New York  12402

              Attention:        President

              To IPA:           Orange-Sullivan Health Care Alliance IPA, Inc.
                                400 Stockade Drive
                                Kingston, New York  12401

              Attention:        Chief Executive Officer

or to such other address or to such other person as may be designated by written notice given during the term of this Agreement by one party to the other.

     8.4 Independent Contractors. The relationship among WellCare and IPA and the IPA Physicians is a contractual relationship among independent contractors. Neither IPA nor any IPA Physician is an agent or employee of WellCare nor is WellCare or any of its employees an agent or employee of IPA or any IPA Physician.

     8.5 Material Agreements. WellCare, IPA, and Primergy, each hereby represent and warrant that to such parties knowledge as of the date hereof, the agreements listed on Attachment 6.2(d) are the only written or oral agreements between either WellCare and IPA or WellCare and

Primergy, as the case may be.

     8.6 Impossibility of Performance. Neither party shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reasons beyond its control, including, but not limited to, acts of God or of the public enemy, flood, or storm, strikes or statutory regulations, rule or action of any federal, state or local government, or any agency thereof.

     8.7 Waiver of Breach. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or different provisions of this Agreement.

     8.8 Governing Law. This Agreement shall be governed by the laws of the State of New York.

     8.9 Compliance with Law. Notwithstanding any other provision of this Agreement, the parties hereto shall each comply with the provisions of the Managed Care Reform Act of 1996 (Chapter 705 of the Laws of 1996) and all other applicable federal, state, and local laws, policies, and procedures governing the provision of IPA Services to IPA Members.

     8.10 Severability. If any provision in this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

     8.11 Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.12 Confidentiality. Each party agrees that it will not disclose to any other entity confidential information obtained regarding the operations of the other contracting party obtained as a result of entry into this Agreement. In addition, unless such information is a matter of public record:

          IPA and IPA Physicians agree not to use participation in WellCare to exchange or share any information relating to costs of doing business, including operating costs, salaries, benefits and material supply costs with other providers.

          IPA and IPA Physicians agree not to discuss, disclose or otherwise communicate any information relating to the prices paid by WellCare to IPA or IPA Physicians for the provision of services to WellCare IPA Members.

          IPA or IPA Physicians agree not to use participation in WellCare to discuss, disclose or otherwise communicate any information relating to participation in any other health plans with WellCare or any other health care provider.

     8.13 Entire Agreement. This Agreement contains the entire agreement between the parties hereto, supersedes the Prior Agreements and no representations or agreements, oral or otherwise, between the parties not embodied herein or attached hereto shall be of any force and effect. Any additions or amendments to this Agreement subsequent hereto shall be of no force and effect unless in writing, unless effected pursuant to Section 8.1 hereof and signed by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement intending to be bound from the date set forth in this Agreement.


ORANGE-SULLIVAN HEALTH CARE               WELLCARE OF NEW YORK, INC.
  ALLIANCE IPA,  INC.

 By:  /s/ Richard B. Weininger, M.D.        By:  /s/ Joseph R. Papa
       ----------------------------              --------------------
 Name:    Richard B. Weininger, M.D.        Name:    Joseph R. Papa
 Title:   President                         Title:   President




ACKNOWLEDGED AND AGREED
AS TO SECTION 8.5 HEREOF:

PRIMERGY, INC.


By:  /s/ Richard B. Weininger, M.D.
     ------------------------------
Name:    Richard B. Weininger, M.D.
Title:   Chief Executive Officer